Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE DISTRIBUTION

Shareholders Approve Merger of Alliance Financial and Bridge Street Financial

Syracuse and Oswego, NY, September 20, 2006 - Alliance Financial Corporation (NASDAQ: ALNC) and Bridge Street Financial, Inc. (NASDAQ: OCNB) announced that, at separate meetings held today, the respective shareholders of the two companies have voted to approve the previously announced merger. All necessary regulatory approvals have been obtained and the companies expect to complete the merger on October 6, 2006.

Alliance Financial Corporation, with approximately $1 billion in assets, is an independent bank holding company whose primary subsidiary, Alliance Bank, N.A., provides banking, commercial leasing, trust and investment services through 21 Central New York locations, and through its website at www.alliancebankna.com.

Bridge Street Financial, Inc., with approximately $230 million in assets, is the holding company of Oswego County National Bank and Ladd’s Agency. Oswego County National Bank provides consumer and commercial banking services through eight locations in Oswego and Onondaga counties of New York, and through its website at www.ocnb.com.

Contact:	Alliance Financial Corporation
J. Daniel Mohr, Chief Financial Officer and Treasurer	(315) 475-4478
Joseph Russo, Senior Vice President	(315) 475-6710

Bridge Street Financial, Inc.

Gregory Kreis, Chief Executive Officer	(315) 326-3250